Exhibit 99.1

ACA Capital Reports Financial and Economic Results for the First Quarter Ended March 31, 2007

•                  First quarter net economic income rose 41% to $15.7 million, compared to first quarter 2006

•                  First quarter base economic income rose 41% to $15.4 million, compared to first quarter 2006

NEW YORK – May 9, 2007 – ACA Capital Holdings, Inc. (NYSE: ACA) today announced first quarter 2007 net income of $11.4 million, or $0.31 per diluted share.  This represents a 19% decrease from first quarter 2006 net income of $14.1 million, and a 34% decrease from first quarter 2006 earnings per diluted share of $0.47.  The decrease in net income was primarily a result of net unrealized mark-to-market losses on the Company’s portfolio of Structured Credit transactions.

Net income and net income per diluted share are computed in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  Additionally, to assist investors in their understanding of the Company’s quarterly results and their measurement of the Company’s growth and profitability, ACA Capital provides other non-GAAP information, including net economic income and base economic income.

Net economic income for the first quarter of 2007 was $15.7 million, or $0.42 per diluted share.  This represents a 41% increase from first quarter 2006 net economic income of $11.1 million, and a 14% increase from first quarter 2006 net economic income per diluted share of $0.37.

Base economic income for the first quarter of 2007 was $15.4 million, or $0.42 per diluted share.  This represents a 41% increase from first quarter 2006 base economic income of $10.9 million, and a 17% increase from first quarter 2006 base economic income per diluted share of $0.36.

“ACA Capital’s economic results for the first quarter underscore our ability to produce significant growth throughout changing market conditions” said President and Chief Executive Officer Alan S. Roseman. “Our Structured Credit business’ revenue growth continues to exceed even our ambitious objectives.  In addition, we added $1.6 billion of new CDO assets under management despite the uncertainties in the asset-backed CDO market, and we can already see positive results from renewed efforts in our Public Finance business.  Given these successes, we remain very optimistic and excited for the balance of 2007.”

Net Economic Income

In managing its business and measuring growth and profitability from a strategic and financial planning perspective, in addition to GAAP net income results, ACA Capital’s management and Board of Directors consider a supplemental measurement, net economic income.  Net economic income excludes the net income impact of:

1.  Unrealized gains (losses) on derivatives included in:

a.  Net insured credit swap revenue;

b.  Net realized and unrealized gains (losses) on derivative instruments; and

c.  Other net credit swap revenue;

2.  Realized gains (losses) on non-CDO investments; and

3.  The portion of interest expense related to the principal payments on borrowings financed with derivatives.

ACA Capital believes that net economic income enhances the understanding of the Company’s results by highlighting income attributable to the Company’s operating performance.  Earnings measures reported by research analysts are typically reported on a net economic income basis.

Base Economic Income

In assessing the period over period income growth on both a consolidated and segment basis, ACA Capital’s management, Board of Directors, certain research analysts and investors consider and compare the Company’s base economic income.  Base economic income excludes from net economic income the net income impact of accelerated revenues from premiums earned on guaranteed public finance obligations that have been refunded and any termination gains related to insured credit swaps (“accelerated earnings”).  Table 1, below, provides a comparison of earnings for the periods indicated.

Table 1

Earnings per Diluted Share

	For the quarter ended March 31,		%
	2007	2006	Change
Earnings per diluted share	$0.31	$0.47	-34%
Adjustments to net economic income	0.11	(0.10)
Net economic income (1)(2)	0.42	0.37	14%
Effect of accelerated earnings	(0.00)	(0.01)
Base economic income (2)	$0.42	$0.36	17%
Weighted average shares outstanding - diluted (in thousands)	37,120	30,044

(1)          Consensus earnings that are reported by earnings estimate services are on this basis.

(2)          See endnote A for further explanation of non-GAAP measures of net economic income and base economic income.

Segment Highlights

Table 2, below, provides a comparison of earnings by business segment for the periods indicated.

Table 2

Dollars in millions

	For the quarter ended March 31,		%
	2007	2006	Change
Net Income by Business Segment

CDO asset management	$8.4	$5.8	45%
Structured credit	(0.4)	6.3	-106%
Public finance	2.9	1.8	61%
Other (1)	0.5	0.2
Net income	$11.4	$14.1	-19%

Net Economic Income by Business Segment

CDO asset management	$4.9	$4.8	2%
Structured credit	8.0	4.1	95%
Public finance	2.3	1.9	21%
Other (1)	0.5	0.3
Net economic income (2)	$15.7	$11.1	41%

Base Economic Income by Business Segment

CDO asset management	$4.9	$4.8	2%
Structured credit	8.0	4.0	100%
Public finance	2.0	1.8	11%
Other (1)	0.5	0.3
Base economic income (2)	$15.4	$10.9	41%

(1)          “Other” encompasses specified transactions in areas in which ACA Capital is no longer active.

(2)          See endnote A for further explanation of non-GAAP measures of net economic income and base economic income.

CDO Asset Management

CDO Asset Management net income, net economic income and base economic income for the first quarter of 2007 increased by 45%, 2% and 2%, respectively, from the same period in 2006.  During the quarter, ACA Capital closed one fully distributed CDO transaction and two managed tranche programs, adding over $1.6 billion in assets under management (“AUM”).  The transactions closed were ACA ABS 2007-1, a $1.5 billion cash and synthetic mezzanine asset-backed CDO, a $66 million corporate managed tranche program and a $62 million asset-backed managed tranche program.  ACA Capital invested $1.4 million, or 5%, of the equity tranche in ACA ABS 2007-1.  Also in the first quarter, ACA CDS 2001-1, a $1.0 billion corporate credit CDO matured.  As of March 31, 2007, ACA Capital’s equity exposure in this transaction of $22.5 million was off-risk.  As of March 31, 2007, the Company managed CDO assets in 19 fully distributed transactions and 5 managed tranche programs.  Total AUM increased to $16.3 billion as of March 31, 2007, as compared to $15.7 billion as of December 31, 2006.  The Company’s weighted average asset management fee as of March 31, 2007 was 0.24% per annum.  On an unconsolidated basis (non-GAAP measure, see endnote B), asset management and other fees for the first quarter of 2007 increased 53% to $9.2 million from $6.0 million for the same period in 2006.  Equity returns for the first quarter of 2007 decreased 6% to $5.1 million from $5.4 million for the same period in 2006.  ACA Capital’s strategy is to invest in a minor portion (10% or less) of the equity tranche of its future CDOs.

The Company is committed to the ongoing risk management of its CDO equity exposure.  Special focus has been placed on the negative developments in late-2005 and 2006 vintage sub-prime residential mortgage-backed securities.  In the fourth quarter of 2006, the Company purchased credit protection against two representative market indices, ABX.HE.BBB- 2006-1 and ABX.HE.BBB- 2006-2, to moderate potential impairments of its ABS CDO equity investments.  As of March 31, 2007, the combined protection that ACA Capital purchased was in an unrealized gain position of $8.5 million.  As of March 31, 2007, the Company had $59.5 million of CDO equity with some exposure to the 2006 sub-prime vintage, mezzanine-level mortgage-backed securities (typically those with ratings in the “BBB” category).

Table 3, below, provides a comparison of CDO asset management revenue for the periods indicated on an unconsolidated basis.

Table 3

CDO Asset Management Revenue (1)

Dollars in millions, except where otherwise noted

	For the quarter ended
	March 31,		%
	2007	2006	Change
Assets under management (dollars in billions)	$16.3	$11.4	43%
Management and other fees	$9.2	$6.0	53%
Warehouse and structuring fees	(0.1)	1.0	-110%
Equity returns	5.1	5.4	-6%
CDO asset management revenue, unconsolidated basis	14.2	12.4	15%
Reconciling adjustment to segment pre-tax income	(1.6)	(3.6)
CDO asset management pre-tax income	$12.6	$8.8	43%

(1)            See endnote B for the full reconciliation from unconsolidated revenue to pre-tax income.

Structured Credit

Structured Credit net income for the first quarter of 2007 decreased by 106% while net economic income and base economic income for the first quarter of 2007 increased by 95% and 100%, respectively, from the same period in 2006.  The decrease in net income was a direct result of pre-tax net unrealized mark-to-market losses of $12.9 million on the Company’s portfolio of Structured Credit transactions.  These unrealized losses are directly attributable to the widening of credit spreads on sub-prime residential mortgage-backed securities.  ACA Capital expects its Structured Credit business to experience periodic volatility in its net income due to the GAAP accounting requirement (FAS Nos. 133/149) that the Company mark-to-market its Structured Credit transactions.  The Company’s business strategy is designed to pursue growth in Structured Credit regardless of the changes in the fair values of derivatives required to be recorded under GAAP accounting since we intend to hold each transaction to maturity notwithstanding the unrealized gain or loss at any given point in time.  As such, unrealized gains and losses will revert to zero once a transaction reaches contractual maturity.

During the quarter, 36 new Structured Credit transactions were closed, and insured credit swap premiums earned for the first quarter of 2007 increased 99% to $17.5 million from $8.8 million for the same period in 2006.  The total Structured Credit notional portfolio was $50.2 billion as of March 31, 2007, as compared to $39.4 billion as of December 31, 2006.  As of March 31, 2007, the weighted average premium rate on the Company’s Structured Credit portfolio was 0.16% per annum.  Of the $50.2 billion of notional exposure, over 99.8% of the Company’s insured credit swap portfolio was constructed of exposures attaching above the “AAA” rated level of subordination.  As of March 31, 2007, the structured credit segment had 31 institutional counterparties.

Public Finance

Public Finance net income, net economic income and base economic income for the first quarter of 2007 increased by 61%, 21% and 11%, respectively, from the same period in 2006, while revenues for the period increased to $10.4 million from $8.1 million. Revenues included $0.6 million of refunded premiums for the first quarter of 2007 and $0.2 million for the same period in 2006.  On a net basis (premiums earned less capitalized expenses and taxes), this refunding activity added $0.3 million to net income for the first quarter of 2007 and $0.1 million for the same period in 2006.  During the quarter, gross premiums written, which approximate net premiums written, were $4.7 million, an increase from $4.1 million for the same period in 2006.

Balance Sheet Highlights

Total assets as of March 31, 2007 and December 31, 2006 were $6.0 billion.

Book value, as measured by stockholders’ equity, decreased to $424.7 million as of March 31, 2007, from $509.8 million at the end of 2006.  Book value per share was $11.62 as of March 31, 2007, versus $13.96 at December 31, 2006.  Stockholders’ equity excluding accumulated other comprehensive income increased to $524.7 million as of March 31, 2007, from $513.1 million at the end of 2006.  Book value per share excluding accumulated other comprehensive income was $14.35 as of March 31, 2007, versus $14.05 at December 31, 2006.  The significant decrease in stockholders’ equity is a direct result of the $144.3 million ($93.8 million net of tax) decline in fair value of fixed maturity securities related to the Company’s six consolidated asset-backed CDOs.  These securities are required to be consolidated on ACA Capital’s balance sheet under FASB Interpretation No. 46(R).  As a result of consolidation, the Company records $4.7 billion of investments in fixed maturity securities available for sale and cash and $4.6 billion of debt on its balance sheet related to these six CDOs.  The large decrease in fair value of fixed maturity securities was directly related to the dramatic decrease in the market values of mortgage-backed securities in reaction to the significant underperformance of 2006 vintage sub-prime residential mortgages.

Adjusted book value was $910.9 million, or $24.91 per share, as of March 31, 2007, versus $837.5 million, or $22.93 per share at December 31, 2006.  See endnote C for the definition of adjusted book value (a non-GAAP measure) and its reconciliation from stockholders’ equity.

Table 4, below, provides March 31, 2007 and December 31, 2006 stockholders’ equity, adjusted book value and the resulting book value and adjusted book value per share information.

Table 4

Stockholders’ Equity

Dollars in millions, except per share amounts

	March 31,	December 31,
	2007	2006
Stockholders’ equity	$424.7	$509.8
Stockholders’ equity ex-OCI	524.7	513.1

Adjusted book value (1)	910.9	837.5

Book value per share	$11.62	$13.96
Book value per share ex-OCI	14.35	14.05

Adjusted book value per share	24.91	22.93

Shares outstanding (in thousands)	36,563	36,523

(1)          See endnote C for the reconciliation from stockholders’ equity to adjusted book value.

Conference Call

ACA Capital will hold a conference call for investors on Thursday, May 10, 2007 at 11:00 a.m. EST.  The conference call will consist of brief comments by Mr. Alan S. Roseman, President and Chief Executive Officer, and Mr. Edward U. Gilpin, Executive Vice President and Chief Financial Officer, followed by a question and answer session with Messrs. Roseman and Gilpin.  The dial-in number for the call is 866-277-1182 (domestic) and 617-597-5359 (international).  The conference call passcode is 95059965.  A live broadcast of the conference call will also be available via ACA Capital’s website at www.aca.com.  Those unable to participate in the call may listen to a replay using the following dial-in numbers 888-286-8010 (domestic) and 617-801-6888 (international), passcode 98342629.  A replay of the webcast will also be available on ACA Capital’s website approximately two hours after the end of the conference call for one year.

The Company will post its current Quarterly Operating Supplement to its website, www.aca.com, today.  The Quarterly Operating Supplement contains additional information about results for the period covered in this release.  In addition, the Company will post and maintain a current list of all its CDOs and related equity investments on its website.

ACA Capital is a holding company that provides asset management services and credit protection products to participants in the global credit derivatives markets, structured finance capital markets and municipal finance capital markets.  ACA Capital’s asset management services are provided through its asset management subsidiaries, ACA Management, L.L.C. and ACA Capital Management (U.K.) Pte. Limited, and its credit protection products are provided through its “A” rated financial guaranty insurance subsidiary, ACA Financial Guaranty Corporation.  ACA Capital Management (U.K.) Pte. Limited is authorized and regulated by the Financial Services Authority.

ACA Capital’s common stock is listed on the New York Stock Exchange under the symbol “ACA”.  More information can be found at www.aca.com.  The information on our website is not included or incorporated by reference into this release.

Annual Meeting of Stockholders

The Board of Directors set the 2007 Annual Meeting of Stockholders for Wednesday, May 16, 2007, at 11:00 a.m. at ACA Capital’s offices in New York City. The record date for determining stockholders entitled to notice of, and to vote at, the annual meeting was the close of business, March 27, 2007.

Cautionary Statement Regarding Forward-Looking Statements

This press release and the Company’s Quarterly Operating Statement contain statements that may be considered “forward-looking statements” under the Private Securities Litigation Reform Act of 1995.  Such statements reflect management’s current expectations based on its current views and assumptions regarding future events and economic performance and are subject to risks and uncertainties that may cause actual results to differ materially from those set forth in these statements.  For example, the Company’s forward looking statements, including its President and Chief Executive Officer’s remarks, statements regarding certain business strategies and objectives and projections of revenues and expenses, and ACA Capital’s prospects as a whole, could be affected by many events.  These events include difficulties with the execution of the Company’s business strategy, changes in the economic, credit spread or interest rate environment in the United States and overseas, rating actions with respect to the financial strength rating of ACA Financial Guaranty Corporation, decreased demand for the Company’s insurance products or asset management services, or increased competition in the Company’s markets, loss of key personnel, changes in regulation or tax laws, governmental action, changes in accounting policies or practices, other risks and uncertainties not identified at this time, management’s response to these factors, and other risk factors identified in the Company’s filings with the Securities and Exchange Commission.  The Company cautions that forward-looking statements made by the Company speak only as of the date on which they are made, and, except as required by law, the Company does not undertake any obligation to update or revise such statements if the Company’s expectations change or the Company becomes aware that any forward-looking statement is not likely to be achieved.

Investor Relations Contact:	Adam Willkomm
Treasurer, ACA Capital
212-375-2085
awillkomm@aca.com

Media Contact:	Fred Bratman
Hyde Park Financial Communications
212-683-3931 x217
fbratman@hydeparkfin.com

Source:                                                        ACA Capital Holdings, Inc.

Endnotes:

(A)  Net economic income and base economic income are not substitutes for net income computed in accordance with GAAP; however, they are useful measures of performance used by ACA Capital’s management, Board of Directors, research analysts and investors.

In managing its business and assessing growth and profitability from a strategic and financial planning perspective, ACA Capital’s management and Board of Directors consider GAAP net income results as well as net economic income. ACA Capital believes that net economic income enhances the understanding of its results by highlighting income attributable to the Company’s operating performance.  However, net economic income is not a measurement of financial performance or liquidity under GAAP. It should not be considered in isolation or as a substitute for net income, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with GAAP.  Net economic income is defined as net income excluding the after-tax effects of:

1. Unrealized gains (losses) on derivatives included in:

•                  Net insured credit swap revenue;

•                  Net realized and unrealized gains (losses) on derivative instruments; and

•                  Other net credit swap revenue;

2. Realized gains (losses) on non-CDO investments; and

3. The portion of interest expense related to the principal payments on borrowings financed with derivatives.

Unrealized gains (losses) on derivatives are excluded because (i) they widely vary with changes in the credit market and interest rate environment and are not necessarily indicative of the performance of ACA Capital’s underlying businesses and (ii) the Company intends to hold the positions to the derivative contracts’ expiration, at which time the mark to market values would revert to zero, to the extent no realized derivative gains or losses had occurred. Realized gains (losses) on non-CDO investments are excluded because the Company’s investment strategy is focused on the preservation of capital and generation of current income as opposed to the generation of trading gains and losses. ACA Capital includes the unrealized gains (losses) on derivatives and investments generated by trading activity, if any. Also excluded is a portion of interest expense on borrowings that were financed with interest rate swaps to pay the upfront issuance costs of some of ACA Capital’s consolidated CDOs. FAS 133 requires that all payments made under the interest rate swaps, representing both principal and interest, be recorded as interest expense.  In order to approximate the economic expense on these borrowings, the portion of interest expense that is excluded is related to what would be principal payments if these borrowings had been financed with debt obligations.

In order to assess the period over period income growth on both a consolidated and segment basis, ACA Capital’s management, Board of Directors and certain research analysts and investors consider and compare base economic income.  Base economic income excludes from net economic income the net income impact of accelerated premiums earned on guaranteed public finance obligations that have been refunded and any termination gains related to insured credit swaps.

Table A

Reconciliation from Net Income to Net Economic Income and Base Economic Income

Dollars in millions

	For the quarter ended March 31,
	2007	2006
Net income	$11.4	$14.1

Reconciling items:
Net unrealized (gains) losses on derivatives included in:
Net insured credit swap revenue	9.8	(2.5)
Net realized and unrealized gains on derivative instruments	(0.9)	(2.1)
Other net credit swap revenue	(5.5)	(0.1)
Net realized losses on investments	0.1	0.7
Non-operating interest expense	0.8	1.0
Net economic income	15.7	11.1

Accelerated earnings	(0.3)	(0.2)
Base economic income	$15.4	$10.9

(B)  Management evaluates the revenue generation of the CDO asset management business on an unconsolidated basis as a supplemental measure since management believes it is important to evaluate the revenue associated with each aspect of the business that relates to ACA Capital’s investment or its contractual rights to payment and exclude those revenues that relate to other investors’ economic rights. The table below sets forth the economic impact of the CDO asset management business assuming all CDOs were unconsolidated. Investors should not place undue reliance on this presentation or use it as a substitute for segment financial statements which are prepared in accordance with GAAP.

Table B

CDO Asset Management Revenue

Dollars in millions, except where otherwise noted

	For the quarter ended March 31,
	2007	2006
Assets under management (dollars in billions)	$16.3	$11.4

Management and other fees (1)	$9.2	$6.0
Warehouse and structuring fees (2)	(0.1)	1.0
Equity returns (3)	5.1	5.4
CDO asset management revenue, unconsolidated	14.2	12.4

Reconciliation to CDO asset management pre-tax income:
Net realized and unrealized gains on derivatives (4)	6.7	3.5
Allocated investment income (5)	1.0	0.5
Allocated expenses (5)	(6.4)	(4.0)
Allocated interest expense (5)	(1.3)	(1.1)
Allocated depreciation (5)	(0.2)	(0.2)
Allocated realized gains (losses) (5)	0.0	(0.1)
Interest expense - operating (6)	(1.9)	(1.8)
Minority interest (mark to market portion) (7)	(0.1)	(0.3)
Other	0.6	(0.1)
Total CDO asset management pre-tax income - GAAP	$12.6	$8.8

(1) Represents the sum of management fees for all CDOs paid by CDO entities to ACA Management, L.L.C., whether the CDO is consolidated or unconsolidated. For CDOs that are consolidated, management fees are eliminated from the Company’s consolidated financial statements.

(2) Represents fees received during or at the end of the warehouse, or asset accumulation, phase of the CDO.

(3) Represents the return on ACA Capital’s CDO equity investments. For consolidated CDOs, this is based on the investment income of the CDO less direct interest expense, direct realized losses, operating expenses, amortization expense and management fees. For unconsolidated CDOs, equity return is the amount of income recorded on the related unconsolidated investment.

(4) Represents the sum of net unrealized gains and losses included in net insured credit swap revenue, net realized and unrealized gains (losses) on derivative instruments and other net credit swap revenue. This adjustment (subtracts) adds back mark to market gains (losses) on derivatives and realized gains (losses) on warehouse facilities because they represent non-cash adjustments that are expected to reverse themselves over time as the related contracts mature or expire.

(5) Represents adjustments for the investment income and expenses which are allocated to the CDO asset management segment but do not relate to the direct economics of ACA Capital’s managed CDOs.

(6) Represents interest expense incurred in connection with the financing of ACA Capital’s equity purchases.  Management views these costs as indirect costs of the CDO asset management business and excludes them when considering direct results of this segment. Therefore, management subtracts them to arrive at segment income before taxes.

(7) Represents the minority interest portion of net unrealized gains (losses) on derivatives for two consolidated CDOs in which ACA Capital owns less than 100% of the equity. Management excludes this item when examining the results related to ACA Capital’s managed CDOs.

(C) Adjusted book value (“ABV”) is used by ACA Capital’s management, Board of Directors, certain research analysts and investors as a measure of the Company’s estimated intrinsic value based on its current book of business with no benefit given to ongoing business activity.  Management derives adjusted book value by beginning with GAAP stockholders’ equity, excluding accumulated other comprehensive income, and adding or subtracting the after-tax value of unearned premiums and credit swap revenues, prepaid reinsurance premiums, deferred policy acquisition costs, deferred debt issuance costs, the present value of estimated net future installment premiums and credit swap revenues (discounted at 4.5% at March 31, 2007 and 4.7% at December 31, 2006) and the present value of estimated future asset management fees (discounted at 4.5% at March 31, 2007 and 4.7% at December 31, 2006).  The definition of ABV used by the Company may differ from definitions of ABV used by other financial guarantors.  The adjustments described above will not be realized until future periods and may differ materially from the amounts used in calculating ABV.

Table C

Calculation of Adjusted Book Value

Dollars in millions

	As of	As of
	March 31,	December 31,
	2007	2006
Total stockholders’ equity	$424.7	$509.8
Accumulated other comprehensive income	(100.0)	(3.3)
Total stockholders’ equity ex-OCI	524.7	513.1

Adjustments:
Unearned premiums and credit swap revenues	208.0	203.3
Prepaid reinsurance	(0.5)	(0.5)
Deferred acquisition costs	(49.2)	(48.8)
Deferred debt issuance costs	(32.4)	(34.1)
Installment premiums (1)	343.5	258.5
CDO asset management fees (1)	124.8	120.7
Sub-total	594.2	499.1
Tax effect (at 35%)	208.0	174.7
Net adjustments	386.2	324.4
Adjusted book value	$910.9	$837.5

(1)          Discounted at 4.5% and 4.7% at March 31, 2007 and December 31, 2006, respectively.

Note: Amounts may not foot due to rounding.

ACA Capital Holdings, Inc. and Subsidiaries

Consolidated Statements of Operations

For the Three Months Ended March 31, 2007 and 2006

(Dollars and shares in thousands, except per share amounts)

	Three Months Ended March 31,
	2007	2006

REVENUES:
Gross premiums written	$5,041	$4,788
Less premiums ceded	(131)	(125)

Net premiums written	4,910	4,663
Decrease in unearned premium reserve - net	239	219

Premiums earned	5,149	4,882
Net insured credit swap revenue	3,699	14,180
Net investment income	89,920	77,712
Net realized and unrealized losses on investments	(3,708)	(1,967)
Net realized and unrealized gains on derivative instruments	2,080	3,642
Other net credit swap revenue	12,306	2,913
Fee income	6,332	4,118
Other income	56	51

Total revenues	115,834	105,531

EXPENSES:
Loss and loss adjustment expenses	1,373	2,021
Policy acquisition costs	1,477	1,392
Other operating expenses	16,153	10,613
Interest expense	76,408	66,419
Depreciation and amortization	2,259	2,492

Total expenses	97,670	82,937

Income of minority interest	(879)	(1,155)

Income before income taxes	17,285	21,439
Provision for income tax expense	5,868	7,292

Net Income	$11,417	$14,147

Share and Per Share Data
Earnings per share
Basic	$0.31	$0.62
Diluted	$0.31	$0.47

Weighted average shares outstanding
Basic	36,540	22,806
Diluted	37,120	30,044

ACA Capital Holdings, Inc. and Subsidiaries

Consolidated Balance Sheets

As of March 31, 2007 and December 31, 2006

(Dollars in thousands)

	March 31,	December 31,
	2007	2006
ASSETS
Investments:
Fixed-maturity securities available for sale, at fair value	$4,824,314	$5,026,276
Fixed-maturity securities trading, at fair value	308,012	251,825
Securities purchased under agreements to resell	3,679	10,248
Guaranteed investment contract	119,340	119,340
Total investments	5,255,345	5,407,689

Cash:
Cash and cash equivalents	426,026	379,905
Restricted cash	70,221	67,061
Total cash	496,247	446,966

Accrued investment income	20,764	21,222
Derivative assets	23,784	19,730
Deferred policy acquisition costs, net	49,247	48,810
Deferred debt issuance costs, net	32,440	34,104
Receivable for securities sold	1,106	824
Prepaid reinsurance premiums	511	528
Deferred income taxes	55,171	—
Other assets	73,840	58,321
Total assets	$6,008,455	$6,038,194

LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS’ EQUITY
Unearned premiums	$189,281	$189,537
Reserve for losses and loss adjustment expenses	44,108	42,113
Short-term debt	2,678,982	2,677,828
Long-term debt	2,095,236	2,125,914
Related party debt	100,000	100,000
Securities sold under agreements to repurchase	277,701	232,227
Derivative liabilities	44,239	33,874
Accrued interest payable	16,264	17,900
Accrued expenses and other liabilities	59,110	61,855
Payable for securities purchased	50,813	9,628
Current income tax payable	8,856	7,056
Deferred income taxes	—	258
Total liabilities	$5,564,590	5,498,190

MINORITY INTEREST	19,189	30,190

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Common stock	3,741	3,737
Gross paid-in and contributed capital	440,266	438,935
Treasury stock at cost	(12,088)	(12,088)
Notes receivable from stockholders	(3,121)	(3,121)
Deferred compensation	(580)	(870)
Accumulated other comprehensive income	(99,988)	(3,308)
Retained earnings	96,446	86,529
Total stockholders’ equity	424,676	509,814

Total liabilities, minority interest and stockholders’ equity	$6,008,455	$6,038,194

ACA Capital Holdings, Inc. and Subsidiaries

Consolidated Statements of Operations by Line of Business

(Dollars in thousands)

CDO ASSET MANAGEMENT

	Three Months Ended March 31,
	2007	2006
REVENUES:
Gross premiums written	$—	$—

Premiums earned	$—	$—
Net insured credit swap revenue	(2,092)	778
Net investment income	78,846	72,095
Net realized and unrealized losses on investments	(2,160)	(926)
Net realized and unrealized gains on derivative instruments	2,084	3,642
Other net credit swap revenue	12,343	2,927
Fee and other income	6,182	3,941
Total revenues	95,203	82,457

EXPENSES:
Loss and loss adjustment expenses	—	—
Policy acquisition costs	—	—
Other operating expenses	6,945	4,584
Interest expense	72,640	65,848
Depreciation and amortization	2,007	2,098
Total expenses	81,592	72,530

Income of minority interest	(962)	(1,155)

Income before income taxes	12,649	8,772

Provision for income tax expense	4,294	2,984

Net income	$8,355	$5,788

Reconciliation to net economic income
Net income	$8,355	$5,788
Net unrealized (gains) losses on derivatives included in:
Net insured credit swap revenue	2,066	201
Net realized and unrealized gains on derivative instruments	(863)	(2,155)
Other net credit swap revenue	(5,474)	(127)
Net realized losses on investments	4	59
Non-operating interest expense	796	1,024
Net economic income	$4,884	$4,790
Net adjustment for accelerated earnings	—	—
Base economic income	$4,884	$4,790

STRUCTURED CREDIT

	Three Months Ended March 31,
	2007	2006
REVENUES:
Gross premiums written	$87	$278

Premiums earned	$87	$296
Net insured credit swap revenue	4,645	12,740
Net investment income	5,745	852
Net realized and unrealized losses on investments	(1,512)	(136)
Net realized and unrealized gains on derivative instruments	(4)	—
Other net credit swap revenue	(37)	(14)
Fee and other income	115	130
Total revenues	9,039	13,868

EXPENSES:
Loss and loss adjustment expenses	—	—
Policy acquisition costs	—	—
Other operating expenses	6,290	3,917
Interest expense	3,290	83
Depreciation and amortization	138	206
Total expenses	9,718	4,206

Loss of minority interest	83	—

Income (loss) before income taxes	(596)	9,662

Provision (benefit) for income taxes	(202)	3,286

Net income (loss)	$(394)	$6,376

Reconciliation to net economic income
Net income	$(394)	$6,376
Net unrealized (gains) losses on derivatives included in:
Net insured credit swap revenue	8,365	(2,356)
Net realized and unrealized gains on derivative instruments	—	—
Other net credit swap revenue	—	—
Net realized losses on investments	5	88
Non-operating interest expense	—	—
Net economic income	$7,976	$4,108
Net adjustment for accelerated earnings	—	(144)
Base economic income	$7,976	$3,964

ACA Capital Holdings, Inc. and Subsidiaries

Consolidated Statements of Operations by Line of Business

(Dollars in thousands)

PUBLIC FINANCE

	Three Months Ended March 31,
	2007	2006
REVENUES:
Gross premiums written	$4,672	$4,082

Premiums earned	$4,878	$4,177
Net insured credit swap revenue	1,146	662
Net investment income	4,277	3,871
Net realized and unrealized losses on investments	(29)	(736)
Net realized and unrealized gains on derivative instruments	—	—
Other net credit swap revenue	—	—
Fee and other income	91	98
Total revenues	10,363	8,072

EXPENSES:
Loss and loss adjustment expenses	1,025	1,376
Policy acquisition costs	1,463	1,272
Other operating expenses	2,907	2,112
Interest expense	386	403
Depreciation and amortization	114	188
Total expenses	5,895	5,351

Income of minority interest	—	—

Income before income taxes	4,468	2,721

Provision for income tax expense	1,517	925

Net income	$2,951	$1,796

Reconciliation to net economic income
Net income	$2,951	$1,796
Net unrealized (gains) losses on derivatives included in:
Net insured credit swap revenue	(640)	(345)
Net realized and unrealized gains on derivative instruments	—	—
Other net credit swap revenue	—	—
Net realized losses on investments	19	478
Non-operating interest expense	—	—
Net economic income	$2,330	$1,929
Net adjustment for accelerated earnings	(312)	(88)
Base economic income	$2,018	$1,841

OTHER

	Three Months Ended March 31,
	2007	2006
REVENUES:
Gross premiums written	$282	$428

Premiums earned	$184	$409
Net insured credit swap revenue	—	—
Net investment income	1,052	894
Net realized and unrealized losses on investments	(7)	(169)
Net realized and unrealized gains on derivative instruments	—	—
Other net credit swap revenue	—	—
Fee and other income	—	—
Total revenues	1,229	1,134

EXPENSES:
Loss and loss adjustment expenses	348	645
Policy acquisition costs	14	120
Other operating expenses	11	—
Interest expense	92	85
Depreciation and amortization	—	—
Total expenses	465	850

Income of minority interest	—	—

Income before income taxes	764	284

Provision for income tax expense	259	97

Net income	$505	$187

Reconciliation to net economic income
Net income	$505	$187
Net unrealized (gains) losses on derivatives included in:
Net insured credit swap revenue	—	—
Net realized and unrealized gains on derivative instruments	—	—
Other net credit swap revenue	—	—
Net realized losses on investments	5	111
Non-operating interest expense	—	—
Net economic income	$510	$298
Net adjustment for accelerated earnings	—	—
Base economic income	$510	$298